CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated May 7, 2025, relating to the special purpose schedules of investments as of January 31, 2025, to be acquired by Scharf ETF and Scharf Global Opportunity ETF, and to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Cleveland, Ohio
May 7, 2025